Vertex Energy, Inc. 8-K

Exhibit 10.14

Vertex - Shell Products Offtake Agreement

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

SELLER

Vertex Refining Alabama LLC

1331 Gemini St., Suite 250

Houston, TX 77058

BUYER

Equilon Enterprises LLC, dba Shell Oil Products US (“SOPUS”)

1000 Main Street, Level 12

Houston, Texas

United States 77002-6336

The following terms (also referred to as the “Confirmation”), the Product Specifications attached hereto as Schedules 1 and 2, and the General Terms and Conditions attached hereto as Exhibit A (the “General Terms”), together constitutes all of the terms and conditions of the sales contract between Buyer and Seller (collectively, this “Agreement”). Seller and Buyer are individually referred to as a “Party” and collectively, as the “Parties.”

TERM:

The initial term (the “Initial Term”) of this Agreement shall commence on the Commencement Date (as hereafter defined) and continue for a period of five (5) years.  Upon completion of the Initial Term, this Agreement shall continue on a year-by-year basis for one or more renewal terms (each a “Renewal Term”) of one (1) year each, unless terminated by either Party sending written notice of termination to the other Party at least [***] prior to the end of the Initial Term or the then current Renewal Term.  The Initial Term together with all Renewal Terms, if any, shall be referred to as the “Term” of this Agreement.  Each three hundred sixty-five (365) day period commencing on the Commencement Date, and each anniversary thereof, during the Term shall be a “Contract Year.”  For purposes hereof “Commencement Date” shall mean the date that Seller closes on the acquisition of that certain petroleum refinery located in Mobile, Alabama and currently owned by Shell Chemical LP (the “Refinery”).

PRODUCTS

Gasoline [***] and ULSD.

QUALITY

Products shall comply with the following specifications (the “Specifications”), as applicable, unless otherwise mutually agreed to by the Parties in writing:

1.       Motor Gasoline Specifications. The Gasoline specifications (the “Gasoline Specifications”) shall be the ASTM D4814-10a specifications for CBOB and Premium CBOB.

2.       Ultra Low Sulfur Diesel Specifications. The ULSD (the “ULSD Specifications”) shall be the ASTM D975-10b specifications.

Vertex - Shell Products Offtake Agreement

QUANTITY

Seller shall sell, and Buyer shall purchase the following volumes and grades of Product:

1.	Gasoline.
A.	First Contract Period of Initial Term. During the first three (3) Contract Years of the Initial Term (the “First Contract Period”) Seller shall sell to Buyer and Buyer shall purchase from Seller all volumes of Gasoline produced at the Refinery up to a total daily volume of [***] bpd of total Gasoline. If Seller produces Premium CBOB, Seller shall sell and Buyer shall buy up to a maximum of [***] bpd of Premium CBOB. The Parties shall use reasonable commercial efforts to supply and purchase Gasoline in a substantially ratably manner at the rate of approximately one-third of the monthly volume (as specified in the applicable Confirmed Order, as defined below) for each ten (10) day period of the subject month.

B.	Second Contract Period of Initial Term. Twelve months prior to the end of the First Contract Period, Seller will elect volumes of Gasoline it will sell to Buyer during the last two (2) Contract Years of the Initial Term (the “Second Contract Period”). Seller may elect to sell Buyer the following: (i) all volumes of Gasoline produced at the Refinery up to a total daily volume of [***] bpd of total Gasoline and, if Seller produces Premium CBOB, up to [***] bpd of Premium CBOB (i.e., volume would remain the same as the First Contract Period) or (ii) a monthly volume equal to [***], plus [***] at Buyer’s option. For the purpose of this Agreement, [***] refers to [***].

C.	[***].

D.	Premium Production. If Seller elects to produce Premium CBOB, Seller shall sell and Buyer shall buy up to a maximum of [***] bpd of Premium CBOB. If Seller elects not to produce Premium CBOB, Buyer has the option to deliver Premium CBOB into the Delivery Location. Seller shall give Buyer at least [***] notice of any such expected production of Premium CBOB or any changes to a previously scheduled forecast for Premium CBOB. For greater certainty, the Parties acknowledge that in no event is Seller obligated to produce Premium CBOB at the Refinery.

2.	ULSD.

A.	First Contract Period of Initial Term. During the First Contract Period, Seller shall sell and Buyer shall purchase not less than [***] bbls. (the “Minimum ULSD Contract Quantity”) and not more than [***] bbls. (the “Maximum ULSD Contract Quantity”) of ULSD each month during the Term. The Parties shall use reasonable commercial efforts to supply and purchase USLD in a substantially ratably manner at the rate of approximately one-third of the monthly volume (as specified in the applicable Confirmed Order) for each ten (10) day period of the subject month.

B.	Second Contract Period of Initial Term. Twelve months prior to the end of the First Contract Period, Seller will elect volumes of ULSD it will sell to Buyer during the Second Contract Period. Seller may elect to sell the following: (i) a monthly volume equal to not less than [***] and not more than [***] or (ii) a monthly volume equal to [***] during the third Contract Year of the Initial Term, plus [***]. For the purpose of this Agreement, [***] refers to [***] and third party [***] supplied under [***].

C.	[***].

Vertex - Shell Products Offtake Agreement

TERMS OF DELIVERY AND NOMINATION

1.       Delivery Location. The “Delivery Location” for Gasoline and ULSD shall be [***].

2.       Forecasts and Nomination.

A.	Forecasts. On or before [***] during the Term, Seller will submit to Buyer a written Gasoline Monthly Production Forecast (“MPF”) including the effect of any Planned Outages. The MPF is the volumes of Gasoline Products [***] estimated to be produced at the Refinery during the following month, as well as Seller’s estimate of the Products to be produced for the [***] following the MPF month.

B.	Nominations. By the [***], Buyer shall provide Seller with a rolling forecast of Buyer’s monthly nominations for Gasoline and ULSD for the next [***]. With respect to Gasoline, each nomination shall be for not less than Seller’s forecasted production volumes for [***], and with respect to ULSD, each nomination shall be not less than the Minimum ULSD Contract Quantity.

C.	Confirmations. Seller shall promptly confirm in writing (which may be by e-mail, with receipt confirmed) (i) each Gasoline nomination provided pursuant hereto, up to [***], and (ii) each ULSD nomination provided pursuant hereto, up to the Maximum ULSD Contract Quantity (each order, as so confirmed, a “Confirmed Order”). [***]

D.	Delivery Schedule. With respect to each Confirmed Order, the Parties shall mutually cooperate to coordinate a delivery schedule (the “Delivery Schedule”) for the receipt of Products into Seller’s tank and the discharge of Products from the tanks. Seller shall deliver Confirmed Orders in accordance with the Delivery Schedule and Buyer will accept the discharge of Products from the applicable Refinery tank in accordance with the Delivery Schedule.

E.	Planned Outages. Each calendar quarter, Seller shall provide Buyer with a schedule of planned maintenance at the Refinery (“Planned Outages”) for the following 6 months, and shall promptly notify Buyer of any changes to such schedule.

3.       Shortfall Volumes.

A.	Supply Shortfall. If Seller is unable to supply a minimum of [***] of Product in accordance with the terms herein for any reason (a “Supply Shortfall Volume”), then Buyer may purchase replacement Product (“Third Party Product”) to cover the Supply Shortfall Volume. In such event, Seller shall make tankage available to Buyer to store the Third Party Product, provided that, (i) Buyer is not in default of any of the terms of this Agreement or that certain Terminalling Agreement between the Parties dated as of the date hereof, (ii) Buyer provides certificates of quantity and quality from an independent inspector certifying that the Third Party Product conforms to the applicable Specifications; and (iii) such storage needs are consistent with the physical storage capacity of the Seller’s Refinery. In which case, Seller and Buyer shall mutually cooperate to coordinate the delivery of the Third Party Product to [***]. Further, Seller shall reimburse Buyer for Buyer’s Cover Damages (as hereafter defined), if any, incurred as a result of Seller’s non-delivery, unless such non-delivery was due to an event of Force Majeure. “Buyer’s Cover Damages” shall be equal to [***].

Vertex - Shell Products Offtake Agreement

B.	Purchase Shortfall. In the event Buyer fails to purchase and remove [***] of Product in accordance with the terms of a Confirmed Order for any reason (a “Buyer Shortfall Volume”), Seller shall have the right to sell the Buyer Shortfall Volume to any third party and Buyer shall reimburse Seller for Seller’s Cover Damages (as hereafter defined), if any, incurred as a result of Buyer’s failure to purchase and receive Product, unless such failure was due to an event of Force Majeure. “Seller’s Cover Damages” shall be equal to [***].

C.	Definitions. For purposes of this Section, the following definitions shall apply:

[***]

PRICE AND PAYMENT

A.	General Pricing Provisions.

1.	Products (Gasoline and Diesel) will be provisionally priced and invoiced for each billing period based on [***].

2.	Within [***] after the end of each [***], Seller will produce a volume and value adjustment invoice (“True-up Invoice”) to align the provisionally invoiced Products with the actual volumes and arithmetic pricing averages experienced during the month. If Buyer is the owing Party under the True-up Invoice, Buyer shall pay the balance to Seller by [***]. If Seller is the owing party under the True-up Invoice, Seller shall issue Buyer a credit for the balance, to be applied against the next payable Provisional Invoice (as defined below) (except with respect to the final delivery hereunder, for which Seller shall pay Buyer any such balance in cash within [***] after the end of the Term.

3.	[***]

B.	Payment. For all products, payment shall be made as follows:
1.	By the [***] following first delivery of volumes for the relevant Payment Due Date (as defined below), Seller shall send Buyer a provisional invoice (“Provisional Invoice”) for Buyer to pay for Product delivered during such period.

2.	The “Payment Due Dates” for Provisional Invoices will be as follows:

a.	Payment of all Product invoices shall be made within [***].

3.	If any Payment Due Date should fall on a Saturday, Sunday, or bank holiday, then such payment shall be made on the nearest preceding Business Day.

C.	Gasoline:

1.	The price shall be calculated as [***] for the relevant grade plus [***] per net U.S. Gallon for the applicable pricing period.

2.	[***]

Vertex - Shell Products Offtake Agreement

D.	Diesel:

The price shall be calculated as [***] plus [***] per net U.S. Gallon for applicable pricing period.

DELIVERY POINT

Delivery shall be [***].

TRANSFER OF TITLE AND RISK OF LOSS

Title transfer for Products delivered and sold to Buyer in the tank will occur [***].

Risk of loss or damage will transfer to Buyer at [***], as applicable.

TRADE REPRESENTATIONS

The Parties agree that this transaction is a forward contract within the meaning of the Commodity Exchange Act (CEA), as amended, and the Rules of the Commodity Futures Trading Commission (“Forward Contract”), and in reliance upon such agreement, as of the date the transaction is entered into:

(i) each Party represents to the other that it is a commercial market participant with respect to the specified commodity;

(ii) each Party represents to the other that it intends to make or take physical delivery of the specified nonfinancial commodity; and

(iii) if this transaction includes any volumetric optionality, the holder of such optionality represents to the other party (a) that such optionality is primarily intended to address physical factors (such as customer demand, available production, transport, shipping, or other operational constraints, or other physical factors) or regulatory requirements, that reasonably influence demand for, or the supply of, the specified nonfinancial commodity; and (b) that such optionality is not primarily intended to address price risk.

To the extent the transaction is deemed to be a commodity option:

(i) the seller of the option represents to the buyer of the option that in connection with this transaction, the seller of the option is either (a) an eligible contract participant (“ECP”) as defined in section 1a(18) of the Commodity Exchange Act (“Act”) and the regulations of the Commodity Futures Trading Commission (“CFTC”), or (b) a producer, processor, commercial user of or a merchant handling the commodity that is the subject of this transaction, or the products or byproducts thereof, and is offering or entering into this transaction solely for purposes related to its business as such;

(ii) the buyer of the option represents to the seller of the option that in connection with this transaction the buyer of the option is a producer, processor, commercial user of or a merchant handling the commodity that is the subject of this transaction or the products or byproducts thereof and is offering or entering into this transaction solely for purposes related to its business as such; and (iii) each Party represents to the other that the option, if exercised, would result in the sale of an exempt commodity for immediate or deferred delivery.

Vertex - Shell Products Offtake Agreement

CONFIDENTIALITY

The Parties hereto understand and agree that the terms and conditions of this Agreement and communications between the Parties regarding this Agreement (collectively, “Confidential Information”) are confidential as between the Parties hereto, and shall not, without the other Party’s prior written consent, be disclosed to any third party, corporation or entity (except for Affiliates of the disclosing party) except as may be required by law, as evidence in any dispute resolution proceeding or as necessary in connection with a Party’s financing or re-structuring transactions. In the event that either Buyer or Seller is requested or required pursuant to any judicial, administrative or arbitration order, ruling or decision to disclose any Confidential Information, it shall, as soon as reasonably practicable, provide the other Party prompt notice of such request(s) (if notice is legally permissible) so that an appropriate protective order may be sought and/or waiver of compliance with this provision of the Agreement granted. It is understood that the Party requesting a protective order shall bear all costs related thereto. The obligations of the Parties as set forth in this Section shall survive the termination or expiration of this Agreement for a period of two (2) years. The Party making disclosure will notify the others in advance of such disclosure. Nothing in this confidentiality provision will preclude the use of this Agreement by any Party hereto to obtain financing.

[***]

DISPUTE RESOLUTION.

For purposes of Disputes under the Market Conditions section above:

1.       Resolution by the Parties. If there is any dispute, controversy, or claim arising out of or relating to the Market Conditions section above (a "Dispute"), the Parties shall attempt to settle such Dispute by negotiation between senior management who have authority to settle the controversy. A Party may deliver to the other Party a written notice invoking this Section (a "Notice of Dispute") to commence this process of mutual discussions. Within fifteen (15) Days following receipt of a Notice of Dispute, the receiving Party shall submit to the other a written response. The Notice of Dispute and the response must include: a) a statement of the respective Party's position and a summary of facts and arguments supporting its position, and b) the name and title of the senior management who will represent that Party and of any other individual who will accompany the executive. Within thirty (30) Days following delivery of a Notice of Dispute, the senior management of both Parties will meet at a mutually acceptable time and place in Houston, Texas, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All information disclosed and positions taken during the negotiations and any mediation will be treated as confidential and as compromise and settlement information for the purposes of any applicable rules of evidence.

2.       Mediation. Mediation may be scheduled by agreement of the Parties at any time, but the mediation will not be cause for extension of the deadlines set out in this Section. The Parties shall jointly select a neutral mediator and schedule the mediation. The mediation contemplated by the Parties is intended to be a voluntary process to promote understanding and, where possible, to arrive at a mutually acceptable resolution of the Dispute. The Parties shall jointly share the cost of the mediation services. A Party may withdraw from the mediation at any time but remains liable for its share of mediation costs incurred up to the date written notice of withdrawal is provided to the mediator and the other Party.

Vertex - Shell Products Offtake Agreement

3.       Binding Arbitration. If a Dispute is not resolved by execution of a Written agreement within forty-five (45) Days of delivery of a Notice of Dispute, the Dispute will be settled by binding arbitration. The arbitration will be governed by the United States Arbitration Act and conducted in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association, except to the extent of conflicts between the Rules and the provisions of this Agreement, in which event the provisions of this Agreement prevail. The arbitration will be conducted by three arbitrators, with each Party appointing one arbitrator and the two Party appointed arbitrators appointing the third arbitrator. If, however, the amount in controversy is less than $1,000,000, only a single arbitrator, mutually acceptable to the Parties, will be used in the arbitration. The arbitrator(s) will take such steps as he may deem necessary or desirable to avoid delay and to achieve a just, speedy and cost-effective resolution of the Dispute. The Parties intend that the arbitration will be conducted expeditiously, without initial recourse to the courts and without interlocutory appeals of the arbitrator's decisions to the courts. However, if a Party refuses to honor its obligations herein to arbitrate, the other Party may obtain appropriate relief compelling arbitration in any court having jurisdiction over the refusing Party and the arbitrator will award the other Party its reasonable attorney's fees and other costs of successfully obtaining such relief.

4.       Preservation of Rights. Notwithstanding any other provision of this Agreement, any Party may seek a preliminary injunction or other provisional judicial relief prior to the appointment of an arbitrator(s), if in the Party's sole judgment such action is necessary to avoid irreparable damage. Despite such actions, the Parties shall comply with the negotiation and arbitration provisions of this Section, and the arbitrator shall have the sole power to finally resolve the Dispute notwithstanding the pendency of court proceedings in connection with provisional relief.

5.       Selection of Arbitrator. If the arbitration is to be conducted by a sole arbitrator and the Parties cannot agree on a specific arbitrator within ninety (90) Days of delivery of a Notice of Dispute, then the American Arbitration Association will nominate an arbitrator in accordance with the Rules then in effect.

6.       Arbitration Hearing. The arbitration hearing will be held in Houston, Texas, within six (6) Months or less of the appointment of the arbitrator(s), although the time may be extended for good cause in the arbitrators’ sole discretion. No transcript or other recording will be made of the arbitration proceedings.

7.       Preliminary Conference. The arbitrator(s) shall conduct a preliminary conference within ninety (90) days of appointment. At least five (5) Business Days before the conference, each Party shall provide the arbitrator(s) and one another with preliminary statements of legal and factual issues, key facts to be proven, estimated damages, likely witnesses and the subject of any intended expert witness testimony. Such statements must include enough detail to provide an adequate basis for addressing discovery and scheduling issues. At the same time, the Parties shall submit true copies of all documents considered relevant to their respective statements. Before the conference, the Parties shall agree on a proposed case management order for the arbitrators’ consideration. The arbitrator(s) shall issue a comprehensive case management order, following the first or at the latest a second case management conference, that follows the limitations on discovery and motion practice included in this Section, and sets time frames and hearing dates.

8.       Discovery. If applicable, the arbitrator(s) shall implement disclosure of documents consistent with Mode C in Schedule 1 to the Conflict Prevention Resolution Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (''CPR Protocol"). The arbitrator(s) shall implement disclosure of electronic information maintained by no more than four (4) custodians consistent with Mode Bin Schedule 2 to the CPR Protocol.

9.       Expert Witnesses. If applicable, the case management order will establish a schedule for the submission of expert reports, if any, based on the arbitrators’ consideration of whether reports should be submitted simultaneously or sequentially and whether reply or rejoinder submissions from the expert witnesses will be permitted. Each expert witness will submit a signed report, setting forth the facts considered and conclusions reached in sufficient detail to serve as the entire evidence of the expert witness, together with a curriculum vitae or other biographical information describing the qualifications and experience of the witness. Each expert witness who has submitted a report must appear at a hearing before the arbitrator(s) unless the Parties agree otherwise and the arbitrator(s) accepts such agreement. The arbitrator(s) may disregard the report of an expert witness who fails to appear at a hearing when required. The arbitrator(s) may consider directing that, within a specified period of time after the exchange of expert reports, opposing expert witnesses on the same issues meet and confer, without the Parties or their counsel and prior to the submission of any reply expert reports, for the purpose of narrowing the scope of disputed issues among the expert witnesses.

Vertex - Shell Products Offtake Agreement

10.   Powers of the Arbitrator; Limitations on Remedies. The arbitrator will decide the validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to said agreement, including the scope of said agreement, the determination of the issues that are subject to arbitration (i.e. arbitrability), allegations of "fraud in the inducement" to enter into this Agreement or this agreement to arbitrate, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing conduct of the arbitration. The arbitrator may enter such interim orders as he deems necessary, including orders to preserve the subject matter of the Dispute or to preserve or adjust the status of the Parties pending resolution of the Dispute in arbitration. The arbitrator may award all remedies available under the choice of law applicable to the Agreement, except that neither the arbitrator nor any court may award damages waived or released under this Agreement.

11.   Award. The arbitrator(s) will render a final, reasoned award in writing, disposing of all issues in the Dispute and determined in accordance with the choice of law applicable to this Agreement, within thirty (30) Days from completion of the hearing, or as soon as possible thereafter. Awards will be final and bind the Parties from the day an award is made. The Parties undertake to carry out the award without delay and waive their right to any form of appeal of the award, insofar as they may validly waive such rights. If one Party appeals an arbitration award, such appellant unless successful will be liable to appellee for appellee's attorney's fees and other costs of appeal. Judgment on any award may be entered in any court having jurisdiction. The arbitrator(s) will award reasonable attorney's fees and expenses and the cost of arbitration, including administrative, arbitrator, third party vendor discovery fees and expert witness fees and expenses, to the prevailing Party, taking into account the circumstances of the case and the conduct of the Parties during the proceeding, as well as the result of the arbitration..

12.   Tolling of Limitation Periods. Upon delivery of a Notice of Dispute, all applicable statutes of limitation, prescriptive periods, and defenses based on the passage of time will be tolled while negotiation, mediation, arbitration or a combination thereof are conducted pursuant to this Dispute Resolution clause. The Parties shall take such action, if any, required to effectuate tolling.

13.   Confidentiality. All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the arbitrator(s), the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except: a) to the extent necessary to enforce this Section or any arbitral award; b) to the extent that the information is already in the possession of the public or becomes available to the public other than through the act or omission of the Party relying on this exception; or c) as required by applicable law or the rules of a recognized stock exchange. Breach of this confidentiality provision will not void any settlement, expert determination or award.

GENERAL TERMS AND CONDITIONS

This Agreement shall be governed by and subject to the Shell - Vertex General Terms and Conditions for the Sale and Purchase of Products dated October 1, 2021. In the event of any conflict between the Confirmation and the General Terms, the terms and provisions of the Confirmation shall govern.

Vertex - Shell Products Offtake Agreement

[Signature Page Follows]

Vertex - Shell Products Offtake Agreement

ENTERED INTO AND EXECUTED as of the date given first above.

VERTEX REFINING ALABAMA LLC		EQUILON ENTERPRISES LLC,
dba Shell Oil Products US

By:	/s/ Benjamin P. Cowart	By:	/s/ Rhoman Hardy

Name:	Benjamin P. Cowart	Name:	Rhoman Hardy

Title:	President and Chief Executive Officer	Title:	President Mar 31, 2022